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                            SMITH INTERNATIONAL, INC.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  JULY 8, 2004
                                 DATE OF REPORT
                        (Date of earliest event reported)



                            SMITH INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)



          DELAWARE                      1-8514                 95-3822631
(State or other jurisdiction of      (Commission             (I.R.S. Employer
 incorporation or organization)      File Number)           Identification No.)


                      411 N. SAM HOUSTON PARKWAY, SUITE 600
                                 HOUSTON, TEXAS
                    (Address of principal executive offices)


                                      77060
                                   (Zip Code)


                                 (281) 443-3370
              (Registrant's telephone number, including area code)
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ITEM 5. OTHER EVENTS

      On July 8, 2004 the Registrant issued a press release entitled "CE Franklin and Smith International Announce Signing of a Letter of Intent." The text of the press release is as follows:


                       CE FRANKLIN AND SMITH INTERNATIONAL
                     ANNOUNCE SIGNING OF A LETTER OF INTENT

      HOUSTON, Texas (July 8, 2004)... CE Franklin Ltd. (AMEX: CFK; TSX: CFT) and Smith International, Inc. (NYSE: SII) today announced the signing of a non-binding letter of intent related to the purchase by CE Franklin of the Wilson distribution operations. The proposed transaction would form one of the world's largest oilfield distribution businesses with combined revenues of approximately US$1.0 billion for the twelve-month period ended March 31, 2004.

      Under the terms of the proposed transaction, CE Franklin would issue approximately 67 million shares of common stock to Smith and remit certain amounts to Smith after closing in exchange for the shares of Wilson International, Inc. Subsequent to the transaction, Smith's ownership interest is expected to increase from the current 55 percent to approximately 90 percent of the outstanding shares of CE Franklin. Smith's intention would be to reduce its ownership interest back to the level currently held; however the timing of such would be dependent on market conditions and other factors.
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      The transaction is subject to a number of factors including satisfactory completion of due diligence, negotiation of a definitive agreement, approval by the minority shareholders of CE Franklin, ratification by both companies' Board of Directors and required regulatory approvals. The transaction is expected to close by September 30, 2004. If completed, the combined operations will be managed by Michael West and will operate under the Wilson name.

      Michael West, President and Chief Executive Officer of CE Franklin, commented, "This transaction would create a premier North American distributor of products and services to energy and industrial markets and would provide a solid platform for worldwide revenue growth. The combination and integration of the extensive distribution networks and talented employees of both companies would present a number of opportunities to improve efficiency and enhance our product offering, thereby creating significant value. The combined entity will be very well-positioned to pursue significant North America-wide and international supply arrangements going forward."

      Doug Rock, Chairman and CEO of Smith International stated, "After several quarters of steadily improving distribution results, including the second quarter of 2004, we felt that now is the time to combine these two businesses into a single publicly-traded entity. The improved operational and financial profile of the new company will enable Wilson to accelerate revenue and earnings growth both organically and by acquisition."

      CE Franklin will host a conference call Friday, July 9, 2004 at 9:30 a.m. Central Time, which is open to the public. The conference call will include a discussion of the transaction and will have management of both companies available for a brief question and answer session. Participants may join the conference call by dialing (800) 814-4859 and requesting the CE Franklin call hosted by Michael West, President and Chief Executive Officer. A replay of the conference call will also be available through Friday, July 16, 2004 by dialing
(877) 289-8525 and entering conference call identification number "21056791#". A live broadcast of the conference call will be available on the Internet with an archived version accessible after the call. Further information on the broadcast can be found on CE Franklin's website at www.cefranklin.com.

      CE Franklin distributes products and related services to the Canadian oil and gas industry, including projects involving drilling and completions, production and maintenance and capital construction, and other resource based industries. CE Franklin primarily serves customers through a network of 37 branches across Canada.

      Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units -- M-I SWACO, Smith Technologies, Smith Services and Wilson.

      Certain comments contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, these "forward-looking" statements have been identified by using words such as "would", "expected", "believe" and similar phrases. The forward-looking statements are based upon managements' expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that this transaction will ultimately be consummated or that the expected results will be achieved. Smith International assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of other risk factors which could impact Smith International, Inc., please review Smith's Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SMITH INTERNATIONAL, INC.

Date: July 8, 2004
                                        /s/ NEAL S. SUTTON
                                        ---------------------------------------
                                        By:  Neal S. Sutton
                                        Senior Vice President - Administration,
                                        General Counsel and Secretary